Exhibit 3.1





CERTIFICATE OF INCORPORATION
         FIRST: The name of this corporation
shall be:
BRISTOL ACQUISITIONS CORP


State of Delaware
Secretary of State
 Division of Corporations
Delivered 08:38 AM 09/08/2010
FILED 08:28 AM 09/08/2010
SRV 100889819 - 4869052 FILE



      SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.


      THIRD: The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this
corporation is authorized to issue, is
Ten Million (10,000,000) shares of common stock with a par value of
$0.001.
FIFTH: The name and address of the
incorporator is as
follows:
The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808
SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.
SEVENTH:	No director shall be personally liable to the
Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

       IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 8th day of September, 2010.



The Company Corporation, Incorporator

By: /s/ Paul Pine
Name:  Paul Pine
Assistant Secretary